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                                                                    Exhibit 23.2



                        CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Restricted Stock Agreement between WMS Industries Inc. and Louis J. Nicastro, dated March 1, 2002, and the related resale prospectus, of our report, dated August 8, 2001, with respect to the consolidated financial statements and schedule of WMS Industries Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2001 filed with the Securities and Exchange Commission and to the reference to our firm under the caption "Experts" in the related resale prospectus of WMS Industries Inc.

                                           /s/ Ernst & Young LLP



Chicago, Illinois
May 2, 2002